Filed pursuant to Rule 433(d)

Registration Statement No. 333-176018-01

FINAL TERM SHEET, dated February 22, 2012

$998,762,000

John Deere Owner Trust 2012

Issuing Entity

$304,000,000	Class	A-1	0.37859% Asset Backed Notes
$255,000,000	Class	A-2	0.59% Asset Backed Notes
$343,000,000	Class	A-3	0.75% Asset Backed Notes
$ 96,762,000	Class	A-4	0.99% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$304,000,000	$255,000,000	$343,000,000	$96,762,000
Per Annum Interest Rate	0.37859%	0.59%	0.75%	0.99%
Final Scheduled Payment Date	March 15, 2013	June 16, 2014	March 15, 2016	June 15, 2018
Initial Public Offering Price	100.00000%	99.99866%	99.98973%	99.97781%
Ratings (Moody’s/ Fitch)	P-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf
Payment Date	Monthly, beginning April 16, 2012	Monthly, beginning April 16, 2012	Monthly, beginning April 16, 2012	Monthly, beginning April 16, 2012
Weighted Average Life(2)	0.36	1.05	2.15	3.25 (3)
CUSIP	47787 BAA3	47787 BAB1	47787 BAC9	47787 BAD7

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
(2)	Pricing speed: 18% CPR
(3)	Pricing speed: 18% CPR (with a 10% clean-up call)

Trade Date: February 22, 2012.

Expected Settlement Date: March 1, 2012.

Initial Note Value: $1,032,313,144 (discount rate: 4.20%)

Certificate Principal Amount: $ 33,551,144

Initial Reserve Account Deposit: $10,323,131

Specified Reserve Account Balance: $12,903,914

J.P. Morgan	Deutsche Bank Securities

Barclays Capital
HSBC
Mitsubishi UFJ Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-669-7629.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

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